Exhibit 23.9

[YORKTON LOGO]	Yorkton Securities, Inc. BCE Place 181 Bay Street Suite 3100 P.O. Box 830 Toronto, Ontario M5J 2T3

Telephone 416 864-3500 www.yorkton.com

February 8, 2002

Helix Hearing Care of America Corp.
7100 Jean-Talon East, Suite 610
Montreal, QC
H1M 3S3

Attention: Directors of Helix Hearing Care of America Corp.

Gentlemen:

     We hereby consent to the inclusion of a summary of our fairness opinion in the section titled “Opinion of Yorkton Securities Inc.” and the inclusion of our fairness opinion as an annex to the Joint Proxy Statement/Prospectus dated February 8, 2002 of HEARx Ltd. and Helix Hearing Care of America Corp.

/s/ YORKTON SECURITIES INC.
YORKTON SECURITIES INC.